Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between TAILORED SHARED SERVICES, LLC (“TAILORED BRANDS”), a wholly owned subsidiary of Tailored Brands, Inc. (collectively, “TAILORED BRANDS” or the “Company”), and JON W. KIMMINS (“Kimmins”).

Recitals

i.                                           Kimmins was employed by TAILORED BRANDS at its corporate office in Fremont, California pursuant to an Employment Agreement, effective as of April 1, 2013, by and between Kimmins and TAILORED BRANDS, as amended (“Employment Agreement”).

ii.                                        The Employment Agreement is incorporated herein by reference and, to the extent it survives Kimmins’ termination of employment, remains in full force and effect, except as to where it is amended specifically by this Agreement.  Without limiting the generality of the previous sentence, the provisions of Section 9 (Restrictive Covenants) and Section 10 (Forfeiture for Cause) of the Employment Agreement will remain in full force and effect following Kimmins’ termination of employment in accordance with their terms and conditions.

iii.                                     In consideration of Kimmins’ acceptance of this Agreement and, pursuant to it, TAILORED BRANDS is agreeable to paying to Kimmins the payments and benefits under this Agreement.

iv.                                    In consideration of TAILORED BRANDS’ acceptance of this Agreement and its agreement to pay Kimmins the payments and benefits under this Agreement, Kimmins is willing to execute this Agreement and the release of claims under this Agreement.

Based on these recitals and in consideration of the mutual promises and agreements set forth in this Agreement, Kimmins and the Company agree as follows:

Terms

1.                                      Termination of Employment.

a.                                Termination. Kimmins’ Separation From Service, as defined in his Employment Agreement, shall be December 8, 2016 (“the Separation From Service Date”) and his employment shall be terminated on December 31, 2016 (“the Termination Date”). Kimmins acknowledges and agrees that as of the Termination Date he shall cease to serve as an employee, officer, agent or representative of TAILORED BRANDS and its direct and indirect parent(s), subsidiaries and affiliates and shall not represent himself as being any of the foregoing.

b.                                Payments and Benefits Pursuant to the Employment Agreement.  Conditioned upon Kimmins’ acceptance of and compliance with the terms and conditions of this Agreement and non-revocation of the release of claims herein during the applicable revocation period, the Company shall provide the following payments and benefits to Kimmins, less applicable taxes and withholdings:

i.                                          A lump sum payment in cash, to be paid no later than the Termination Date, equal to (A) Kimmins’ annual salary earned through the Termination Date and (B) any accrued vacation pay earned by Kimmins, in each case, to the extent not theretofore paid;

ii.                                       Kimmins’ annual salary in effect as of the Termination Date (“Annual Salary”) calculated in accordance with the customary payroll practices of the Company through the first anniversary of the Termination Date, payable in accordance with the following:

(A)                               A lump sum payment in cash, to be paid on the date that is six months following the date of Kimmins’ Separation From Service (the “Delayed Payment Date), equal to the Annual Salary for the period beginning on the Termination Date and ending on the Delayed Payment Date; and

(B)                               The Annual Salary payable after the Delayed Payment Date through the first anniversary of the Termination Date to be paid in substantially equal installments in accordance with the customary payroll practices of the Company.

iii.                                    A lump sum payment in cash, to be paid on the Delayed Payment Date, equal to two (2) times Kimmins’ full target bonus for the Company’s fiscal year ending in January, 2017;

iv.                                   All stock options held by Kimmins that would have vested within one year of the Termination Date will become immediately exercisable on the Termination Date and any Restricted Stock or Deferred Stock Units held by Kimmins that would have vested within one year of the Termination Date shall become fully vested on the Termination Date;

v.                                      A lump sum payment equal to eighteen (18) months, multiplied by the monthly premium in effect on the Termination Date required to provide Kimmins and his dependents with coverage under the Company’s group health plan pursuant to the applicable provisions of COBRA (the “Monthly Premium”), payable in accordance with the following:

(A)  On the Delayed Payment Date, a lump sum payment equal to the sum of the number of Monthly Premiums required for the period beginning on the Termination Date and ending on the Delayed Payment Date; and

(B)  The Monthly Premiums payable after the Delayed Payment Date through the eighteenth month following the Termination Date to be paid in substantially equal monthly installments; and

vi.                                   Any other benefits to which Kimmins is entitled under the terms and conditions of the Company’s plans and policies.

c.                                 Additional Separation Payments.  In addition to the payments and benefits to be provided to Kimmins pursuant to the terms of the Employment Agreement, as enumerated in Section 1b., the Company shall provide the following payments to Kimmins, less applicable taxes and withholdings:

i.                                          A lump sum payment, payable within 15 days following the Termination Date, equal to twenty six weeks of pay in the gross amount of $275,000.00.

ii.                                       A lump sum payment, if greater than zero, payable on or before April 15, 2017, equal to (A) the bonus that Kimmins would have actually earned under the Company’s annual incentive plan for the Company’s fiscal year ending in January, 2017 had he remained employed by the Company on the last day of such fiscal year; minus (B) Kimmins’ full target bonus for the Company’s fiscal year ending in January, 2017.

2.                                      Release of Claims by Kimmins.

a.                                      In consideration for the payments and benefits provided for in Section 1 and other good and valuable consideration, Kimmins hereby releases TAILORED BRANDS, its parent companies, subsidiaries, and affiliates and all of their respective officers, directors, employees, insurers and agents (collectively, the “Released Parties”) from any and all claims, arising on or before the date of execution of this Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including but not limited to those claims asserted or that could have been asserted arising from or in any way related to his employment with and/or separation from TAILORED BRANDS or any of its subsidiaries or affiliates, and this release includes any claims he might have for re-employment or for additional compensation or benefits, including claims for violations of the California Labor Code and the federal Equal Pay Act, as amended, and applies to claims under federal law, state law, contract or tort, including but not limited to applicable state civil rights laws, the California Fair Employment & Housing Act, Cal. Govt. Code § 12940 et. seq. (“FEHA”), the California Family Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Civil Rights Acts (42 U.S.C. Sections 1981-88), the Americans With Disabilities Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745, Family and Medical Leave Act, the Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.) (“ADEA”), the Older Workers Benefit Protection Act, and any regulations under such laws. Further, Kimmins acknowledges that he is receiving consideration for his release of any claim under the ADEA in addition to anything of value to which he was already entitled.

b.                                      Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under any employee benefit plan covered under the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) as applicable on the date this Agreement is signed, (iii) that may arise after this Agreement is signed, or (iv) which cannot be released as a matter of law by private agreement. In addition, neither anything contained in this Agreement nor any provision of the Employment Agreement that remains in full force and effect shall prevent Kimmins from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Kimmins hereby waives rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited (provided, however, that nothing herein limits his right to receive an award for information submitted pursuant to Section 21F of the Securities Exchange Act of 1934).

c.                                       Kimmins understands and agrees that claims or facts in addition to or different from those which are now known or believed by him to exist may hereafter be discovered, but it is his intention to fully and forever release, remise and discharge all claims which he had, may have had, or now have against the Released Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent, without regard to the subsequent discovery or existence of such additional or different facts.

3.                                      No Suit.  Kimmins represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Released Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, Kimmins filed or files such a complaint, charge, or lawsuit, Kimmins agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Released Parties against whom he has filed such a complaint, charge, or lawsuit.

4.                                      Cooperation Clause.  After the Termination Date, Kimmins agrees to exercise his best, good faith efforts to (a) cooperate fully with the Company and its affiliates and their respective counsel in connection with any pending or future litigation, arbitration, administrative proceedings, or investigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge; and (b) respond in good faith to any telephone calls and/or information requests from the Company or its representatives within a reasonable period of time. Kimmins further agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise), which in any way relates to his employment by TAILORED BRANDS, he will give prompt notice of such request to the General Counsel of the Company and, unless legally required to do so, will make no disclosure until the Company and/or its affiliates have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Failure to cooperate or respond in a timely fashion will be considered a material breach of this Agreement. If Kimmins is required to travel or incur other expenses as a result of any requests made to him by the Company pursuant to this Cooperation Clause, the Company shall bear, and reimburse Kimmins for, all reasonable out of pocket costs of any such expenses.

5.                                      Confidentiality.  Kimmins and the Company represent and agree that the existence and terms of this Agreement shall be kept completely confidential, except:  (a) the parties may disclose the Agreement’s existence and terms to their respective attorneys, financial advisors, tax preparers, taxing officials, or as otherwise may be required by law; (b) Kimmins may disclose the existence of this Agreement to his spouse or domestic partner; and (c) the Company may disclose the Agreement to its employees, officers and directors who have a business need to know. In the event that either party makes a disclosure to any individual described in and as provided for in subparagraphs (a), (b) or (c) of this Section 5, he/it will inform such individual of this confidentiality obligation.

6.                                      Return of Company Property.  Kimmins must return to the Company all Company property in his possession, custody or control, including, but not limited to, confidential or proprietary information, computer equipment, software, laptop, mobile phone, iPad, and credit cards. It is understood and agreed that all paper and electronic files, documents, memoranda, letters, handbooks and manuals, facsimile and/or other communications concerning TAILORED BRANDS and its business that were written, authorized, signed, received and/or transmitted prior or during Kimmins’ employment are and remain Company property. Kimmins further agrees that he has not and will not (a) copy any computer files, documents or electronic messages to disks or compact disks; (b) forward computer files, documents or electronic messages to personal e-mail accounts or any other e-mail accounts; or (c) delete or destroy any documents, computer files, or electronic messages contained on his computer or the Company’s server.

7.                                      Voluntary Waiver. TAILORED BRANDS hereby advises Kimmins to consult with an attorney regarding this Agreement and the release of claims contained herein. By signing below, Kimmins acknowledges that he has been advised by TAILORED BRANDS to consult with an attorney, and Kimmins agrees that he has had an opportunity to have an attorney of his choice review this Agreement and the release contained herein before signing this Agreement. Kimmins acknowledges that he has carefully read and understands all of the provisions of this Agreement and that he is executing this Agreement of his own free will and without duress. Kimmins also acknowledges receipt of the Agreement on December 8, 2016, and that he has been given at least 21 days to consider it, and that Kimmins voluntarily signs it and agrees to be bound by its terms. Kimmins also understands and agrees that this Agreement must be signed between December 31, 2016 and January 6, 2017, in order for him to be entitled to the benefits given under it. Kimmins also understands he may revoke the Agreement within 7 days after signing it, and unless so revoked, the Agreement will be fully effective upon expiration of the revocation period. Kimmins understands and agrees that to revoke this Agreement, written notice of the revocation must be received by the following person no later than 11:59 p.m. Pacific Time on the seventh (7th) day from the date this Agreement is signed:

Carole Souvenir

Executive Vice President—Employee Relations

Tailored Brands, Inc.

6100 Stevenson Boulevard

Fremont, CA 94538

Phone: 510.723.8669

8.                                      No Further Entitlements. Kimmins acknowledges and agrees that the payment(s), benefits, and obligations of the Company to Kimmins provided for in this Agreement are in full discharge of any and all liabilities and obligations of the Company or any of its affiliates to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Employment Agreement, any alleged additional written or oral employment agreement, policy, plan or procedure of TAILORED BRANDS or any of its affiliates and/or any alleged understanding or arrangement between Kimmins and TAILORED BRANDS or any of its affiliates other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of TAILORED BRANDS or any of its affiliates (but excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s).

9.                                      Taxes. The payments and provision of benefits referenced in this Agreement shall be subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

10.                               Entire agreement. This Agreement and the portions of the Employment Agreement that remain in full force and effect following the Termination Date contain the entire agreement between Kimmins and the Company regarding Kimmins’ termination of employment, and supersede any prior or contemporaneous agreement, understanding, or representation concerning that subject matter.

11.                               Civil Code Section 1542. This Agreement constitutes a waiver and release of any and all claims which would otherwise be preserved by operation of Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity.

Section 1542 of the Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her  favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

12.                               Binding on Successor. This Agreement shall be binding upon the successors and/or assigns, if any, of TAILORED BRANDS.  In light of the payment by TAILORED BRANDS of all amounts due to Kimmins, he acknowledges and agrees that California Labor Code section 206.5 is not applicable. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

13.                               Reimbursement of Reasonable Business Expenses. By executing this Agreement, Kimmins is not releasing any claims for reimbursement of business-related expenses under Labor Code section 2802. Kimmins is hereby advised of his right to consult with an attorney of his choosing about this business-related expenditures acknowledgement. Kimmins hereby affirms that he has received full and adequate reimbursement for any necessary business-related expenditures or losses incurred in the course of employment with TAILORED BRANDS and any of its parent companies or affiliates.

14.                               Governing Law. This Agreement will be governed by California law without resort to conflict of law principles.

15.                               Jointly Drafted. The parties understand and agree that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity will not be construed for or against any party based on attribution of drafting to any party.

16.                               Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Kimmins or the Company or any of its affiliates.

17.                               Compliance with Section 409A.  This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the Treasury Regulations thereunder.  For purposes of Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent.  Nothing herein shall be construed as the guarantee of any particular tax treatment to Kimmins, and neither TAILORED BRANDS nor any of its affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A.

Execution by Parties

The Company and Kimmins acknowledge and represent that they have read this

Agreement, understand its terms, and enter into it knowingly and voluntarily.

TAILORED SHARED SERVICES, LLC		JON W. KIMMINS

By:	/s/ Douglas S. Ewert	/s/ Jon W. Kimmins
Douglas S. Ewert
Chief Executive Officer
	Dated: January 5, 2017	Dated: December 31, 2016

Acknowledged and Agreed to this 5 day of January 2017:

TAILORED BRANDS, INC.

By:	/s/ Douglas S. Ewert
Douglas S. Ewert
President and Chief Executive Officer